                  CONTACT COMMUNICATIONS INC.
                   600 Data Drive, Suite 100
                      Plano, Texas  75075
                         (214) 964-9500


July 10, 1995
                                                    VIA FACSIMILE


Mr. Sam Zarcone
Apple Communications, Inc.
4235 S. Kedzie Ave
Chicago, Illinois  60632

Dear Mr. Zarcone:

      This letter will confirm the understanding that Sam Zarcone and Jill DiFoggio (collectively, Sam Zarcone and Jill DiFoggio are referred to herein as the "Shareholders") have reached with Contact Communications Inc., a Delaware corporation ("Buyer"), and wholly owned subsidiary of ProNet Inc. ("ProNet"), with respect to the acquisition ("Acquisition") by Buyer of all of the issued and outstanding shares of common stock (and preferred stock, if any) of Apple Communications, Inc. dba Apple Beepers, an Illinois corporation ("Apple") from the Shareholders. Additionally, Sam Zarcone, the sole shareholder of Best Page, Inc., an Illinois corporation ("Best Page") has agreed to sell those assets of Best Page described in EXHIBIT A ("Acquired Assets") to Buyer. Apple and Best Page are collectively referred to as the "Companies."

      1. The parties hereto shall immediately proceed with the further negotiation, preparation and execution of a Definitive Agreement (herein so called) containing, among other things, the terms and conditions set forth in EXHIBIT A attached hereto. The parties intend that the Definitive Agreement be executed no later than 5:00 p.m., Dallas time, September 15, 1995.

      2. Following the date of execution hereof, the Shareholders and the Companies shall afford to Buyer through its officers, attorneys, accountants, lenders and authorized representatives and affiliates free and full access to the properties, books and records of the Companies on reasonable notice during normal business hours in order to permit Buyer to make such investigation of the business, properties and operations of the Companies as Buyer may deem necessary. In the event Buyer determines not to proceed with the Acquisition, any information furnished to, or obtained by, any party hereto, its officers, attorneys, accountants, lenders or authorized representatives, as a result of its investigations or otherwise in connection with the Acquisition, shall be treated as confidential information except (a) to the extent such information is otherwise public or generally available to the public or (b) as required by law. In the event the Acquisition does not occur, each party shall return to the other parties all written confidential information furnished by the other parties to it or him and will not thereafter use, for

Mr. Zarcone
July 10, 1995
Page 2


any purposes whatsoever, such confidential information, or permit any such confidential information to be made publicly available.

      3. The Shareholders and the Companies represent and warrant to Buyer that neither Shareholders nor the Companies has entered into any agreement pursuant to which any person or entity has obtained the right to acquire any portion of the securities or assets of the Companies (whether by purchase of assets or stock, by merger, or otherwise) and (b) the execution, delivery and performance of this letter of intent by the Shareholders and the Companies do not and will not breach, violate or conflict with, or permit the cancellation of, any agreement to which the Companies are a party or by which it or its properties is bound. In order to induce Buyer to undertake the considerable effort and to incur the major expenses associated with the Acquisition, the Shareholders and the Companies shall not, and shall use their best efforts to cause the officers, directors, employees, and agents of the Companies not to, (a) solicit, initiate or encourage the submission of proposals or offers from any person or entity for, or enter into any agreement or arrangement relating to, any acquisition or purchase of any or all of the assets of, or securities of, or any merger, consolidation, or business combination with, the Companies or any subsidiary thereof or (b) participate in any negotiations regarding, or, except as required by legal process, furnish to any other person or entity any information with respect to, or otherwise cooperate in any way with, or assist or participate in, facilitate, or encourage, any effort or attempt by any other person or entity to do or seek any of the foregoing until 5:00 p.m., Dallas, Texas time, on September 15, 1995. In addition, until 5:00 p.m. Dallas, Texas time, on September 15, 1995, the Shareholders and the Companies agree that neither the Shareholders nor the Companies will enter into any agreement or consummate any transaction that would interfere with the consummation of the Acquisition. The Shareholders and the Companies shall promptly notify Buyer if any such proposal or offer described in this paragraph, or any inquiry or contact with any person or entity with respect thereto, is made. The notification under this paragraph shall include the identify of the person or entity making such acquisition, offer or other proposal, the terms thereof, and any other information with respect thereto as Buyer may reasonably request and which may be legally provided to Buyer by the Companies and the Shareholders.

      4. No public announcement shall be made by Buyer, ProNet, the Companies or either Shareholder with respect to the transactions contemplated hereby without the approval of the respective parties, unless otherwise required by law; provided, however, it is specifically understood that ProNet shall issue a press release regarding the execution of this letter of intent.

      5. This letter is intended merely to be a guide in the preparation of a Definitive Agreement satisfactory to the parties hereto and nothing contained herein shall be construed to preclude other provisions that are inconsistent with the terms of the Acquisition outlined herein from being included in the
Definitive Agreement, provided such other provisions are satisfactory to all parties to the Definitive Agreement. While the parties presently intend to proceed promptly to complete the Definitive Agreement, it is expressly understood that this is a letter of intent and


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Mr. Zarcone
July 10, 1995
Page 3



that no liability or obligation of any nature whatsoever is intended to be created between or among any of the parties hereto except as set forth in paragraphs 2, 3 and 4 hereof.

      If the foregoing sets forth your understanding with respect to this matter, please execute the enclosed copies of this letter in the space provided below for your signatures and return one fully executed copy to the undersigned, whereupon this letter shall become a binding agreement among the parties hereto and our respective heirs, successors and assigns as of the date hereof.

                                      CONTACT COMMUNICATIONS INC.


                                      By:     Mark A. Solls
                                      ---------------------------


                                      Title:  Vice President
                                      ---------------------------

Accepted and agreed to in all respects
as of the date first set forth above:

APPLE COMMUNICATIONS, INC.


By:      Sam Zarcone                           Sam Zarcone
   --------------------------        ----------------------------
                                               Sam Zarcone


Title:  Pres.                                 Jill DiFoggio
      -----------------------        ----------------------------
                                              Jill DiFoggio


BEST PAGE, INC.


By:    Sam Zarcone
   -------------------------


Title:  Pres.
      ----------------------

                                                  EXHIBIT A


                           TERM SHEET


Nature  of  Transaction       Sale of  Stock: Apple Communications, Inc.
                              Sale of Assets: Best Page, Inc.

Purchase Price                The Purchase Price shall be $13,000,000.

                              The Purchase Price shall be paid at closing as follows: (a) 50.01% (at Seller's option, such election to be made prior to the execution of the Definitive Agreement, 50.01% of (i) the Purchase Price of $13,000,000, or (ii) the amount attributable to Apple Communications, Inc., or (iii) as the parties agree - which shall in no event exceed 50.01% of the $13,000,000 Purchase Price) payable in shares of common stock of ProNet Inc. (valued at the then current trading price) and (b) the balance payable in cash after Seller's election as set forth above. The shares of common stock to be delivered shall be delivered at the Closing and the Companies and the Shareholders shall be restricted from selling the shares. The restriction shall allow the shares to be sold at the rate of 25% of the total amount of shares to be delivered on the sixth month, one year, eighteen month and two year anniversaries of the Closing of the acquisition. The Purchase Price will be allocated as follows (subject to review and approval by the Buyer's and Seller's advisors):

                              Noncompetition Agreements   $1,500,000
                              Best Page, Inc.             $2,500,000
                              Apple Communications, Inc.  $9,000,000

                              The shares of common stock to be delivered in payment of the Purchase Price, shall be the subject of a Registration Rights Agreement between the Shareholders and ProNet pursuant to which ProNet shall agree that such shares shall be registered with the Securities and Exchange Commission (the "SEC") within 14 days after the delivery of such shares to the Shareholders.

Noncompetition Agreement        The  Companies and the Shareholders
                                will  agree  not  to  compete  with
                                Buyer  in the Midwest United States
                                for a period of five years from the
                                closing  of  the Acquisition.   The
                                Noncompetition   Agreement    shall
                                relate  solely to the  business  of
                                the Companies.

License Transfers               Within  30  days after the  parties
                                have  signed this letter of intent,
                                Buyer       (with       Companies'/
                                Shareholders'   assistance)   shall
                                apply      with     the     Federal
                                Communications Commission  for  the
                                transfer  of all licenses currently
                                issued  to  the  Companies  in  the
                                Midwestern United States (including
                                any   pending   applications   with
                                respect to the Companies).

Liabilities                     The  Companies will pay or  provide
                                for  payment at closing for all  of
                                its  liabilities so that Buyer will
                                be  receiving  the Acquired  Assets
                                and  the  stock of Apple  free  and
                                clear of all liabilities, liens and
                                encumbrances.

Representations and Warranties  The         Shareholders      shall
                                represent  and  warrant  that   (a)
                                neither they nor the Companies have
                                entered into any agreement pursuant
                                to  which any person or entity  has
                                obtained  the right to acquire  any
                                portion of the securities or all or
                                substantially all of the assets  of
                                the  Companies (whether by purchase
                                of  assets  or stock, by merger  or
                                otherwise),  and  (b)   except   as
                                otherwise    disclosed    on    the
                                appropriate  disclosure   schedule,
                                the    execution,   delivery    and
                                performance   of   the   Definitive
                                Agreement  by the Shareholders  and
                                the  Companies do not and will  not
                                breach,  violate or conflict  with,
                                or  permit the cancellation of, any
                                agreement to which the Shareholders
                                or  the Companies are a party or by
                                which   any   of  them   or   their
                                properties are bound.



Other Conditions to Closing     (a)  All  third   party   consents,
                                     approvals and waivers required
                                     to    be   obtained   by   the
                                     Companies  or  the  Buyer   to
                                     consummate   the   transaction
                                     shall  have  been obtained  or
                                     waived.

                              (b)  No    declared   but    unpaid
                                   dividends.

                              (c)  No   loans   to  officers   or
                                   employees outstanding.

                              (d)  Since   May  31,  1995,  there
                                   shall  have been no  dividends
                                   or  distributions (other  than
                                   in     the    normal    course
                                   consistent      with      past
                                   practice),     no     material
                                   increase  in  the compensation
                                   to   officers  or  other   key
                                   employees of Apple (other than
                                   in     the    normal    course
                                   consistent with past practice)
                                   and  no  material  commitments
                                   shall  be  made  without   the
                                   consent  of the Buyer,  except
                                   such     distributions      or
                                   compensation  as  is  mutually
                                   agreed to between the parties.

                              (e)  The  cash and cash equivalents
                                   (excluding            accounts
                                   receivable)  of  Apple   shall
                                   meet  or exceed the amount  of
                                   Accounts  Payable existing  on
                                   the  date of the Closing.   On
                                   or   prior  to  Closing,   the
                                   Shareholders  may  retain   or
                                   dividend    cash   and    cash
                                   equivalents (excluding account
                                   receivable) excluding accounts
                                   receivable in excess  of  such
                                   Accounts Payable.

                              (f)  Apple's   pagers  in   service
                                   shall  not be less than 41,500
                                   at the date of the Closing.

Excluded Assets               (a)  The   Companies'   cash:   the
                                   cash   and   cash  equivalents
                                   (excluding            accounts
                                   receivable)  of the  Companies
                                   shall   meet  or  exceed   the
                                   amount   of  Accounts  Payable
                                   existing  on the date  of  the
                                   Closing.    On  or  prior   to
                                   Closing, the Shareholders  may
                                   retain  or dividend  cash  and
                                   cash   equivalents  (excluding
                                   accounts receivable) in excess
                                   of such Accounts Payable.

                              (b)  Unipage   Model   80  terminal
                                   -  to  be  shipped at  Buyer's
                                   expense   within  six   months
                                   after   the  Closing   to   an
                                   address within the continental
                                   United States.

Acquired Assets
(Best Page)                   (a)  Best   Page's   radio   paging
                                   systems     including      all
                                   affiliated    networks     for
                                   continuity of such  system  in
                                   the  Midwestern United  States
                                   (specifically        excluding
                                   operations in the Southwestern
                                   United  States) (collectively,
                                   the    "System"),   and    any
                                   frequencies licensed for radio
                                   paging  in  such  metropolitan
                                   areas  held by Best  Page  but
                                   not   currently  used  in  the
                                   operation of the System

                              (b)  All     of     the    System's
                                   subscribers   in   the   field
                                   (provided   the   number    of
                                   "billed   units"  in   service
                                   shall  not be less than 41,500
                                   at  the  date of Closing  when
                                   added with Apple's units)

                              (c)  All of the tangible assets  of
                                   the      System      including
                                   receivers, transmitters,  base
                                   station  equipment,  inventory
                                   (of   an  appropriate  working
                                   level  to  supply the System),
                                   furniture,    fixtures     and
                                   computer equipment

                              (d)  Accounts receivable

                              (e)  To  the extent assignable, all
                                   outstanding          licenses,
                                   authorizations,  permits   and
                                   certificates  issued  to  Best
                                   Page     by     the    Federal
                                   Communications Commission  and
                                   other governmental authorities
                                   in   the   Midwestern   United
                                   States    and   all    pending
                                   applications with  respect  to
                                   the same used by Best Page  in
                                   connection  with or  necessary
                                   for   the  operation  of   the
                                   System



Financial Condition of
  Apple at Closing            (a)  Between     May    31,    1995
                                   and  Closing, there shall have
                                   been   no   material   adverse
                                   change    in   the   financial
                                   condition, assets or  business
                                   of  Apple, and between May 31,
                                   1995 and Closing, the Business
                                   of   Apple  shall  have   been
                                   conducted   in  the   ordinary
                                   course  consistent  with  past
                                   practice.

                              (b)  Any     required    government
                                   filings  shall have been  made
                                   and applicable waiting periods
                                   shall  have  expired  or  been
                                   terminated or waived by Buyer.

Hart-Scott-Rodino Filing      No  later than ten (10) days  after
                              the  Definitive Agreement has  been
                              executed,  the parties  shall  make
                              such  filings  as required  by  the
                              Hart-Scott-Rodino         Antitrust
                              Improvements  Act with  respect  to
                              this   transaction.   The   parties
                              shall     share     equally     the
                              responsibility  for  any   expenses
                              associated  with such  filings  and
                              the   parties  will  cooperate   in
                              seeking  early termination  of  the
                              waiting period under the Act.

Indemnification/Offset        Buyer  shall have a right to offset
                              against the Purchase Price for  any
                              damages resulting from breaches  of
                              the  Definitive  Agreement  by  the
                              Companies or the Shareholders.  The
                              parties    shall    establish    an
                              Indemnification   Escrow   in   the
                              amount  of $500,000 at the Closing.
                              The escrowed funds will be paid  to
                              the  Shareholders at  the  rate  of
                              $125,000    after   each    quarter
                              following  the Closing (subject  to
                              applicable   offsets   during   the
                              quarter).

ProNet Guarantee              ProNet    shall    guarantee    the
                              obligations  of Buyer contained  in
                              the Definitive Agreement.